Exhibit 5.1

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, MD 21202
T +1 410 659 2700
F +1 410 659 2701
www.hoganlovells.com

December 11, 2020

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

Common Stock

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-11  (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling stockholders identified in the Registration Statement of (i) 190,840 shares of Common Stock, par value $0.01 per share of the Company (the “Commitment Shares”), currently held by Lincoln Park Capital Fund, LLC and (ii) up to 10,407,259 shares of Common Stock, par value $0.01 per share of the Company (the “Additional Shares,” and, collectively with the Commitment Shares, the “Common Shares”) that may be issued, from time to time, pursuant to the Purchase Agreement dated as of December 7, 2020 among the Company, Ashford Hospitality Limited Partnership, and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized not otherwise defined herein shall have the meanings provided in the Registration Statement

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Commitment Shares and the Additional Shares will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Board of Directors
December 11, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)	The Commitment Shares have been validly issued and are fully paid and nonassessable.

(2)	Following (i) issuance and delivery of the Additional Shares in the manner contemplated by the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Additional Shares specified in the Purchase Agreement and the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Additional Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP